FOR IMMEDIATE RELEASE
FROM: MSA Safety Incorporated
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy (724) 741 - 8570
Investor Relations Contact: Ken Krause (724) 741 - 8534

MSA Announces First Quarter Results
Local currency sales growth of 4 percent driven by strong performance in core products

PITTSBURGH, April 27, 2015 - Global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today reported results for the first quarter of 2015.

Quarterly Highlights

•
Reported revenue was $257 million, down 3 percent from the first quarter of 2014. Income from continuing operations was $9 million, or $0.25 per diluted share. Adjusted earnings were $16 million, or $0.42 per diluted share.

•
While quarterly reported revenue was down 3 percent on weaker foreign currencies, local currency revenue increased 4 percent, driven by 7 percent growth in core products. Strong shipping activity of self-contained breathing apparatus (SCBA), fire helmets and fixed gas and flame detection was partially offset by weaker results in industrial head protection and portable gas detection instruments, primarily in energy markets.

•	Local currency sales of SCBA increased 27 percent, driven by growth of 62 percent in North America. Global backlog of SCBA is $82 million, more than doubling from the same period a year ago.

•	Products developed within the last five years drove 37 percent of quarterly core product revenue, compared to 22 percent a year ago.

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Comments from Management
“Our first quarter reflected a strong uptick in SCBA shipments offset by expected weakness in products sold into energy markets," said William M. Lambert, MSA President and CEO. He noted that the company continues to see meaningful levels of order activity in its new and revolutionary G1 SCBA, which helped to offset weakness in industrial head protection and portable gas detection, driven by decreased demand in the North American energy market. “Despite the challenges we’re seeing in the energy market, the 62 percent growth in SCBA in North America provides a sense of optimism as we enter the second quarter and further ramp up shipping activity against our growing backlog of business in this area," Mr. Lambert continued.
“While our first quarter results reflected anticipated weakness in foreign currencies and certain end markets, our robust SCBA backlog and continued success in Europe provides some momentum going forward. As it has in the past, our diversified geographic footprint and product portfolio continue to help us weather challenging conditions,” Mr. Lambert concluded.

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MSA Safety Incorporated
Condensed Consolidated Statement of Income (Unaudited)
(In thousands, except earnings per share)

	Three Months Ended March 31,
	2015	2014

Net sales	$256,708	$265,045
Other income, net	641	356
	257,349	265,401

Cost of products sold	139,885	143,230
Selling, general and administrative	81,368	85,241
Research and development	10,914	11,241
Restructuring and other charges	731	1,900
Interest expense	2,473	2,530
Currency exchange (gains) losses, net	(2,548)	352
	232,823	244,494

Income from continuing operations before income taxes	24,526	20,907
Provision for income taxes	15,384	7,604
Income from continuing operations	9,142	13,303
Income from discontinued operations	308	614
Net income	9,450	13,917
Net loss attributable to noncontrolling interests	232	109
Net income attributable to MSA Safety Incorporated	9,682	14,026

Income from continuing operations	9,316	13,522
Income from discontinued operations	366	504
Net income attributable to MSA Safety Incorporated	9,682	14,026

Earnings Per Share Attributable to MSA Safety Incorporated
Basic
Income from continuing operations	$0.25	$0.37
Income from discontinued operations	$0.01	$0.01
Net income	$0.26	$0.38

Diluted
Income from continuing operations	$0.25	$0.36
Income from discontinued operations	$0.01	$0.01
Net income	$0.26	$0.37

Basic shares outstanding	37,356	37,015
Diluted shares outstanding	37,849	37,617

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MSA Safety Incorporated
Condensed Consolidated Balance Sheet (Unaudited)
(In thousands)

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$86,301	$105,998
Trade receivables, net	205,914	211,440
Inventories	137,681	122,954
Other current assets	70,994	57,477
Total current assets	500,890	497,869

Property, net	147,723	151,352
Prepaid pension cost	77,142	75,017
Goodwill	246,653	252,520
Other noncurrent assets	285,779	288,034
Total assets	1,258,187	1,264,792

Liabilities and shareholders' equity
Notes payable and current portion of long-term debt	$7,205	$6,700
Accounts payable	79,512	70,210
Other current liabilities	163,052	157,147
Total current liabilities	249,769	234,057

Long-term debt	266,000	245,000
Pensions and other employee benefits	162,289	174,598
Deferred tax liabilities	27,094	26,306
Other noncurrent liabilities	33,789	46,198
Total shareholders' equity	519,246	538,633
Total liabilities and shareholders' equity	1,258,187	1,264,792

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MSA Safety Incorporated
Condensed Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2015	2014

Net income	$9,450	$13,917
Depreciation and amortization	6,937	7,459
Change in working capital	(11,514)	4,588
Other operating	(21,536)	(16,567)
Cash from operations	(16,663)	9,397

Capital expenditures	(7,469)	(7,204)
Cash from investing	(7,469)	(7,204)

Change in debt	21,553	15,297
Cash dividends paid	(11,553)	(11,181)
Other financing	(735)	454
Cash from financing	9,265	4,570

Exchange rate changes	(4,830)	(816)

(Decrease) Increase in cash	(19,697)	5,947

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MSA Safety Incorporated
Segment Information (Unaudited)
(In thousands)

	Three Months Ended March 31,

	2015	2014

Net sales
North America	$133,564	$129,521
Europe	66,013	74,938
International	57,131	60,586
Total	256,708	265,045

Net income (loss)
North America	$14,431	$14,260
Europe	(4,437)	3,452
International	3,662	4,591
Corporate	(4,837)	(7,886)
Reconciling Items	497	(895)
Income from continuing operations	9,316	13,522
Income from discontinued operations	366	504
Total	9,682	14,026

The Corporate segment was established on January 1, 2015 to reflect the activities of centralized functions in our corporate headquarters and to capture results in a manner that the chief operating decision maker reviews. The corporate segment primarily consists of administrative expenses and centrally-managed costs such as interest expense and foreign exchange gains or losses. Additionally, effective January 1, 2015, we changed the allocation methodology applied to Research and Development expense. The 2014 segment results have been recast to conform with current period presentation.

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MSA Safety Incorporated
Supplemental Segment Information (Unaudited)
Local Currency Revenue Growth

	Three Months Ended March 31, 2015
	Consolidated	North America	Europe	International

Breathing Apparatus	27%	62%	4%	(9)%
Fire and Rescue Helmets	13%	5%	7%	48%
Fixed Gas and Flame Detection	7%	9%	(10)%	53%
Fall Protection	7%	4%	33%	12%
Portable Gas Detection	(4)%	(19)%	25%	14%
Industrial Head Protection	(7)%	(8)%	19%	(11)%
Core Sales	7%	9%	3%	9%

Non-Core Sales	(9)%	(18)%	10%	(14)%

Net Sales	4%	4%	4%	2%

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MSA Safety Incorporated
Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures
Adjusted Earnings / Earnings per Share (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014	% Change

Income from continuing operations attributable to MSA Safety Incorporated	9,316	13,522	(31.1)%
Nonrecurring tax charges associated with European reorganization	7,605	—
Income from continuing operations excluding nonrecurring tax charges	16,921	13,522	25.1%

Foreign currency (gain) / loss	(2,548)	352
Restructuring charges	731	1,900
Self insured legal settlements and defense costs	86	2,117
Income tax benefit / (expense) on adjustments	521	(1,590)
Adjusted earnings	15,711	16,301	(3.6)%

Adjusted earnings per diluted share	$0.42	$0.43	(2.3)%
Management believes that adjusted earnings and adjusted earnings per share are useful measures for investors when analyzing ongoing operating trends. There can be no assurances that additional special items will not occur in future periods, nor that MSA's definition of adjusted earnings is consistent with that of other companies. As such, management believes that it is appropriate to consider both net income determined on a GAAP basis as well as adjusted earnings. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

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About MSA:
Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life‐threatening situations. The company's comprehensive line of products is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining, and the military. The company’s core products include self‐contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection, fire and rescue helmets and fall protection devices. With 2014 revenues of $1.1 billion, MSA employs approximately 5,000 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information, visit MSA’s website at www.MSAsafety.com.

Cautionary Statement Regarding Forward-Looking Statements:
Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to all projections and anticipated levels of future performance. Forward looking statements involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Any number of factors could cause actual results to differ materially from projections or forward looking statements, including without limitation global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations and the risks of doing business in foreign countries. A full listing of these risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission ("SEC"), including our most recent Form 10-K filed on February 25, 2015. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on its own investor relations website at http://investors.MSAsafety.com. MSA undertakes no duty to publicly update any forward looking statements contained herein, except as required by law.

Non-GAAP Financial Measures
This earnings release includes certain non-GAAP financial measures. These financial measures include adjusted earnings and adjusted earnings per diluted share. The presentation of these financial measures does not comply with U.S. generally accepted accounting principles ("GAAP"). For an explanation of these measures, together with a reconciliation to the most directly comparable GAAP financial measure, see the Reconciliation of As Reported Financial Measures to Non-GAAP Financial Measures in the financial tables section above.
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